AMENDMENT TO THE BRAZOS MUTUAL
FUNDS’ DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of this 1st day of August, 2005, to the Distribution Agreement, dated November 25, 2002 (the “Agreement”), is entered by and between Brazos Mutual Funds, a Delaware business trust (the “Trust”), and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Trust, Adviser and the Distributor desire to amend said Agreement; and

WHEREAS, Section 9, paragraph B of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BRAZOS MUTUAL FUNDS	QUASAR DISTRIBUTORS, LLC

By: /s/ Benjamin C. Bell, Jr.	By: /s/ James Schoenike
Benjamin C. Bell, Jr.	James Schoenike

Title: CFO	Title: President

Exhibit A
to the Brazos Mutual Funds’
Distribution Agreement

Fund Names

Separate Series of Brazos Mutual Funds

Name of Series

Growth Portfolio
Micro Cap Portfolio
Mid Cap Portfolio
Real Estate Securities Portfolio
Small Cap Portfolio

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES FEE SCHEDULE

Regulatory Distribution Annual Services*
●  $_____ first 12 months
●  $_____ next 12 months and thereafter
●  Minimum annual fee – $_____ first fund, $_____ each additional fund

Advertising Compliance Review/NASD Filings
●  $_____ per job for the first 10 pages (minutes if tape or video); $_____ per page (minute if tape or video) thereafter (includes NASD filing fee)
●  Non-NASD filed materials, e.g. Internal Use Only Materials
 $_____ per job for the first 10 pages (minutes if tape or video)
●  NASD Expedited Service for 3 Day Turnaround
 $_____ for the first 10 pages (minutes if audio or video); $_____ per page (minute if audio or video) thereafter.  (Comments are faxed.  NASD may not accept expedited request.)

Licensing of Investment Advisor’s Staff (if required)
●  $_____ per year per registered representative
●  Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
●  Plus any NASD and state fees for registered representatives, including license and renewal fees.

Fund Fact Sheets
●  Design - $_____ per fact sheet, includes first production
●  Production - $_____ per fact sheet per production period
●  All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, without limitation:
●  typesetting, printing and distribution of Prospectuses and shareholder reports
●  production, printing, distribution and placement of advertising and sales literature and materials
●  engagement of designers, free-lance writers and public relations firms
●  long-distance telephone lines, services and charges
●  postage
●  overnight delivery charges
●  NASD registration fees
 (NASD advertising filing fees are included in Advertising Compliance Review section above)
●  record retention
●  travel, lodging and meals

Fees are billed monthly.
*Subject to CPI increase, Milwaukee MSA.

U.S. Bancorp Fund Services, LLC